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                          AMENDMENT TO RIGHTS AGREEMENT

         THIS AMENDMENT TO RIGHTS AGREEMENT dated as of September 24, 1996 (this "Amendment") is made between DATALOGIX INTERNATIONAL INC., a New York corporation (the "Company"), and THE FIRST NATIONAL BANK OF BOSTON, a national banking association (the "Rights Agent").

                                    RECITALS

     A. The Company and the Rights Agent are parties to a Rights Agreement dated as of August 27, 1996 (the "Rights Agreement").

     B. Oracle Corporation, a Delaware corporation ("Parent"), Delphi Acquisition Corporation. a Delaware corporation ("MergerSub"), and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which MergerSub will merge with and into the Company (the "Merger"). The Board of Directors of the Company has authorized and approved the Merger Agreement and the Merger.

     C. Pursuant to Section 26 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

         IN WITNESS WHEREOF, the parties hereto agree as follows:

     1. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

         "Notwithstanding anything in this Rights Agreement to the contrary, neither Parent nor MergerSub shall be deemed to be an Acquiring Person solely by virtue of the announcement or occurrence of (i) the execution of the Merger Agreement, (ii) the Merger (as such term is defined in the Merger Agreement), (iii) the issuance to Purchaser of the Company's Common Stock upon consumation of the Merger, or (iv) the consummation of any and all other transactions contemplated by the Merger Agreement."

     2. Amendment of Section 1(n). Section 1(n) of the Rights Agreement is amended to add the following sentence at the end thereof:

         "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of the announcement or occurrence of (i) the execution of the Merger Agreement, (ii) the Merger, (iii) the issuance to Purchaser of the Company's Common Stock upon consumation of the Merger, or (iv) the consummation of any and all other transactions contemplated by the Merger Agreement."


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     3.  Amendment  of Section  1(t).  Section  1(t) of the Rights  Agreement is
amended and restated to read as follows:

     "(t)(i) `Final Expiration Date' shall have the meaning set forth in Section 7(a) of this Agreement.

     (t)(ii) `Merger Agreement' shall mean the Agreement and Plan of Merger dated as of September 24, 1996 among Parent, MergerSub and the Company, as amended from time to time."

     (t)(iii) `MergerSub' shall mean Delphi Acquisition Corporation., a Delaware corporation, which is a wholly owned subsidiary of Parent, or any other subsidiary of Parent that is substituted for MergerSub pursuant to the Merger Agreement."

     4 Amendment of Section 1(u). Section 1(u) of the Rights Agreement is amended and restated to read as follows:

     "(u)(i)  `Original  Rights'  shall  have the  meaning  set forth in Section
(1)(f)(i) of this Agreement.

     (u)(ii) `Parent' shall mean Oracle Corporation, a Delaware corporation."

     5. Amendment of Section 1(gg). Section 1(gg) of the Rights Agreement is amended to add the following sentence at the end thereof:

         "Notwithstanding anything in this Rights Agreement to the contrary, the announcement or occurrence of (i) the execution of the Merger Agreement, (ii) the Merger, (iii) the issuance to Purchaser of the Company's Common Stock upon consumation of the Merger, or (iv) the consummation of any and all other transactions contemplated by the Merger Agreement, shall not be deemed to be a Section 11(a)(ii) Event and shall not cause the Rights to be adjusted or exercisable under this Agreement."

     6. Amendment of Section 1(ii). Section 1(ii) of the Rights Agreement is amended to add the following sentence at the end thereof:

         "Notwithstanding anything in this Rights Agreement to the contrary, the announcement or occurrence of (i) the execution of the Merger Agreement, (ii) the Merger, (iii) the issuance to Purchaser of the Company's Common Stock upon consumation of the Merger, or (iv) the consummation of any and all other transactions contemplated by the Merger Agreement, shall not be deemed to be a Section 13 Event, and shall not cause the Rights to be adjusted or exercisable under this Agreement."

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   7. Effectiveness.  This Amendment shall be deemed effective as of September
24, 1995 as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     8. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                         [REMAINDER OF PAGE LEFT BLANK]


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     IN WITNESS WHEREOF the  undersigned  have executed this Agreement as of the date first above written.

Attest:                                     DATALOGIX INTERNATIONAL INC.


/s/ Joseph Grispo                               By /s/ Raymond V. Sozzi
Name: Joseph Grispo                                  Name: Raymond V. Sozzi
Title: General Manager                               Title: President and
                                                            Chief Operating
                                                            Officer

Attest:                                     THE FIRST NATIONAL BANK OF BOSTON


/s/ Paul L. Eori                                 By /s/ Colleen Shea
Name: Paul L. Eori                                   Name: Colleen Shea
Title: Senior Account Manager                        Title: Administration
                                                            Manager